Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under caption “Experts” in the Amendment No. 1 to the Registration Statement on Form F-10 and related base shelf prospectus (collectively, the “Registration Statement”) of Shaw Communications Inc. (the “Corporation”), relating to the offer and issue of debt securities, Class B Non-Voting Participating Shares, Class 1 Preferred Shares, Class 2 Preferred Shares, warrants to purchase Equity Securities or Debt Securities, subscription receipts, share purchase contracts and units of up to $3 billion, filed with the United States Securities and Exchange Commission (the “Commission”) on January 22, 2020 and to the incorporation by reference therein of our report dated November 27, 2019 with respect to the consolidated statement of financial position as at August 31, 2019 and 2018, the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flow for the years ended August 31, 2019 and 2018, and the effectiveness of internal control over financial reporting as of August 31, 2019 filed with the Commission as Exhibit 99.2 to the Form 40-F of the Corporation.

Calgary, Canada	/s/Ernst & Young LLP
January 22, 2020	Chartered Accountants